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                                                                       EXHIBIT G

                          MINUTES OF SPECIAL MEETING OF
                                  STOCKHOLDERS
                                       AND
                               BOARD OF DIRECTORS
                            OF R & R RESOURCES, INC.

The Special meeting of stockholders and Board of Directors of the R & R RESOURCES, Inc., was held on November 21, 1997, at 11:00 a.m., at 9072 Quarrystone Way, Las Vegas, NV 89123. A copy of the notice to all shareholders is attached hereto.

The meeting was called to order by the President. A roll call was taken and there was 100% of the stock issued and outstanding being represented in person or by proxy.

The President presented to the shareholders a written asset agreement from Pilares Oil & Gas, Inc., a Texas corporation. The Board stated it thought it is in the best interest of the shareholders to approve the agreement and to authorize and execute all covenants, conditions, agreements and contracts in full contained therein. A copy of the agreement is attached hereto. Upon motion duly made, seconded and unanimously carries, it was

        RESOLVED, that the company to approve the asset agreement presented by Pilares Oil & Gas, Inc., a Texas corporation. Furthermore, the agreement be accepted and that the company should authorize and execute all covenants, conditions, agreements and contracts in full contained therein. A copy of the agreement is attached hereto.

        RESOLVED, pursuant to the agreement, that Pilares Oil & Gas, Inc., be issued 3,185,230 shares of restricted common stock in exchange 300,000 shares of Paint Rock Energy, Inc., a Texas corporation. Further, these shares shall be fully paid and non-assessable.

The President also thought it in the best interest of the company to change the Resident Agent of the company name to Patrick C. Clary, Esq. and move the Nevada office to 520 S. Fourth St., Suite 360, Las Vegas, NV 89101. Furthermore, the Texas office should be 3241 S. Fourth St., Abilene, Texas. Upon motion duly made, seconded and unanimously carries, it was

        RESOLVED, that the company change the Resident Agent of the company name to Patrick C. Clary, Esq. and move the Nevada office to 520 S. Fourth St., Suite 360, Las Vegas, NV 89101.

        RESOLVED, that the Texas office will be 3241 South Fourth St., Abilene, Texas 79605.

It would further be in the best interest of the company to accept the resignations of Shannon Baldino, President/Treasurer/Director and Cathy Souers, Secretary/Director elect Edward L. Austin, President/Director and Norma G. E. Eltringham, Secretary/Treasurer/Director.

        RESOLVED, that the company accept the resignations of Shannon Baldino, President/Treasurer/Director and Cathy Souers, Secretary/Director.

        RESOLVED, that the company elect Edward L. Austin, President/Director and Norma G. E. Eltringham, Secretary/Treasurer/Director.


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There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, it was adjourned.

This Written Consent may be deemed as original signatures by facsimile signature.


                                        /s/ CATHY SOUERS
                                        -------------------------------------
                                        Cathy Souers- Secretary

ATTEST:


OLD BOARD                                          NEW BOARD
/s/ SHANNON BALDINO                     /s/ EDWARD L. AUSTIN
----------------------------------      ----------------------------------
Shannon Baldino - Director              Edward L. Austin - Director


/s/ CATHY SOUERS                        /s/ NORMA G. E. ELTRINGHAN
----------------------------------      ----------------------------------
Cathy Souers - Director                 Norma G. E. Eltringhan - Director